UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2018

INDEPENDENCE HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32244	58-1407235
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

96 Cummings Point Road, Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 358-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2  of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth under this Item 2.02 (Results of Operations and Financial Condition) is intended to be furnished. Such information, including the Exhibit attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

On August 7, 2018, Independence Holding Company issued a news release announcing its 2018 second-quarter and six month results, a copy of which is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits:

Exhibit 99.1News Release of Independence Holding Company dated August 7, 2018: Independence Holding Company Announces 2018 Second-Quarter and Six-Month Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INDEPENDENCE HOLDING COMPANY
(Registrant)

By: Teresa A. Herbert /s/ Teresa A. Herbert Teresa A. Herbert Senior Vice President and Chief Financial Officer	Date:	August 7, 2018

EXHIBIT 99.1

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

2018 SECOND-QUARTER AND SIX-MONTH RESULTS

Stamford, Connecticut, August 7, 2018. Independence Holding Company (NYSE: IHC) today reported 2018 second-quarter and six-month results.

Financial Results

The Company reported income before income taxes of $9,494,000 for the three months ended June 30, 2018 compared to $3,928,000 for the same period of 2017 and $18,548,000 for the six months ended June 30, 2018 versus $11,475,000 for the same period of 2017. Net income attributable to IHC per share was $.45 per share, diluted, or $6,757,000, for the three months ended June 30, 2018 compared to $.86 per share, diluted, or $14,331,000, for the three months ended June 30, 2017. Net income attributable to IHC in 2017 includes $11,589,000 of tax benefits from a worthless stock deduction recognized as a result of the winding down and dissolution of a subsidiary. Net income attributable to IHC per share was $.91 per share, diluted, or $13,718,000, for the six months ended June 30, 2018 compared to $1.15 per share, diluted, or $19,267,000, for the six months ended June 30, 2017. Net income attributable to IHC in 2017 includes the aforementioned tax benefit recorded in 2017.

The Company reported revenues of $84,888,000 for the three months ended June 30, 2018 compared to revenues for the three months ended June 30, 2017 of $82,237,000. The Company reported revenues of $173,192,000 for the six months ended June 30, 2018 compared to revenues for the six months ended June 30, 2017 of $154,077,000.  The first six months of 2017 included revenues from the run out of the Company’s stop-loss segment with no comparable amounts in 2018.

Chief Executive Officer’s Comments

Roy T. K. Thung, Chief Executive Officer, commented, “We are very pleased with our results for the first six months of 2018 as our net income per share, excluding the aforementioned tax credit recorded in 2017, almost doubled from the same period last year.   We are optimistic about our results in the second half of this year, especially in the fourth quarter, due to open enrollment, our enhanced infrastructure, and changes in short-term medical (“STM”) regulations, as further explained below. We also believe that, beginning January 1, 2019, there will be a further increase in the demand for our products as a result of the lack of a penalty for individuals who do not have an Affordable Care Act (“ACA”)-compliant plan.

We are recognized for our development of medical insurance products that provide affordable coverage alternatives for consumers who cannot afford ACA policies or need our supplemental products to cover their high deductibles on their ACA plans. Since adoption of an executive order in 2017, consumers have only been able under federal law to purchase STM policies with durations of up to 90 days. We are pleased that last week the departments of Health and Human Services, Labor and Treasury (the “Agencies”) issued an order (the “Order”) that, effective October 1, 2018, returns the duration of STM policies to a period of up to 364 days, subject to state law; the Order also allows for extensions so long as the maximum duration is not longer than 36 months in total.  The Order validates the importance of temporary coverage as an affordable alternative for many Americans who cannot afford expensive, high deductible ACA plans by once again allowing states the ability to approve policy durations of up to 364 days or longer with extensions.

As a result of the Order, the lack of a penalty and the expected continuing increase in ACA pricing, we are optimistic that our STM sales will materially increase. In addition, we believe that we will realize an increase in sales of our bundled offerings, including: MetalGap (affordable coverage for claims due to both accidents and critical illnesses), dental, vision, Rx discount card and telemedicine.  We are particularly excited about the opportunity to increase sales of our Fusion product, coupling a fixed indemnity policy with a high deductible STM product, which provides both first dollar coverage for hospitalizations and peace of mind for large expenditures.  We believe sales of this product will increase starting October 1, 2018 in states which allow STM for longer durations. We also recently introduced Connect Plus, which is a first-of-its-kind temporary medical plan providing coverage for certain pre-existing conditions of up to $25,000 to consumers who qualify, subject to a deductible and coinsurance.  IHC’s carriers distribute these products through co-branded arrangements with many of the largest health insurers and e-brokers in the country, as well as through IHC’s own distribution channels and contracted local producers and call center agents.  This year, IHC has made it a priority to enhance our owned or internal distribution. To this end, we have recently opened two additional call centers and enhanced our Direct-to-Consumer transactional website, www.HealtheDeals.com, and significantly increased our lead generation capabilities.  We are also seeking to recruit additional HealtheDeals career advisors, as many consumers prefer to meet with an agent in person rather than over the phone or via the web. We expect that a growing percentage of our sales will be produced by our owned distribution channels, which builds significant value for IHC.

The Order and the expected continuing increases in ACA premiums are expected to make our alternatives much more attractive as individuals compare prices and benefits beginning October 1, 2018, and the lack of a tax penalty will further accelerate interest in 2019. The Centers for Medicare & Medicaid Services Office of the Actuary (OACT) estimated in April that 2019 enrollment in STM is expected to increase by 1,400,000, and such enrollments will increase to 1,600,000 in 2020. Using an estimate of annualized STM premium of approximately $1,700, this would yield an increase in the STM marketplace of approximately $2.38 billion of annualized premium in 2019 and $2.72 billion in 2020. We believe that IHC’s carriers are well-positioned (and sufficiently capitalized) to take advantage of our share of the expected increase in industry sales.”

Mr. Thung added, “In addition, the disruption in the individual market has generated increased opportunities in the small group market, which is a larger market than the individual, non-subsidy eligible commercial market. This disruption has been caused by continual increases in ACA pricing, narrow networks and the fact that 52% of counties in the U.S. have only one option for ACA-compliant individual plans.  For these reasons, small employers (who are not subject to an employer mandate) are seeking to provide additional group-based benefits since individual ACA plans are unaffordable for their non-subsidy eligible employees. IHC is well positioned to make significant additional inroads into the underserved small group market through our portfolio of voluntary and employer-sponsored gap, limited medical, disability and accident-only products.  In the third quarter of this year, we will be launching a new employer group online enrollment platform, which will take the burden off the human resource department of small businesses. This platform is designed to enroll not only IHC products, but also participating ACA-qualified group plans.

Our book value increased from $28.98 at December 31, 2017 to $29.33 per share at June 30, 2018 despite the charge to stockholders’ equity due to the impact on our bond portfolio of the sharp increase in interest rates. We have increased our dividend in each of the last four years, including a 50% increase to $.30 per share annually, as announced in April of this year. In the first six months of 2018, IHC repurchased 109,963 shares at an average cost of $28.62 per share or $3.1 million. Subsequent to June 30, we have repurchased an additional 6,171 shares at an average cost of $33.86 per share.  Our overall investment portfolio continues to be very highly rated (on average, AA) and has an effective duration of approximately four years. Finally, IHC has a substantial amount of free cash at the corporate level and excess capital in our insurance companies, which will readily support our expected growth and investments in distribution.”

About The IHC Group

Independence Holding Company (NYSE: IHC), formed in 1980, is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries (Independence Holding Company and its subsidiaries collectively referred to as “The IHC Group”).  The IHC Group consists of three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company), and IHC Specialty Benefits, Inc., a technology-driven full-service marketing and distribution company that focuses on small employer and individual consumer products through general agents, telebrokerage, call centers, private label arrangements, and through the following brands: www.HealtheDeals.com; Health eDeals Advisors; Aspira A Mas; www.PetPartners.com; and www.PetPlace.com.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.

INDEPENDENCE HOLDING COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

June 30, 2018

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUES:
Premiums earned	$77,334	$71,927	$156,826	$134,868
Net investment income	3,417	4,100	6,603	8,011
Fee income	4,585	5,697	9,796	8,922
Other income (loss)	(25)	413	319	2,004
Net investment gains (losses)	(423)	100	(352)	272
	84,888	82,237	173,192	154,077

EXPENSES:
Insurance benefits, claims and reserves	33,701	37,324	69,608	69,535
Selling, general and administrative expenses	41,693	40,985	85,036	73,067

	75,394	78,309	154,644	142,602

Income before income taxes	9,494	3,928	18,548	11,475
Income taxes (benefits)	2,652	(10,379)	4,658	(7,841)

Net income	6,842	14,307	13,890	19,316
(Income) loss from noncontrolling interests	(85)	24	(172)	(49)

NET INCOME ATTRIBUTABLE TO IHC	$6,757	$14,331	$13,718	$19,267

Basic income per common share	$.46	$.88	$.93	$1.17

WEIGHTED AVERAGE SHARES OUTSTANDING	14,799	16,349	14,815	16,524

Diluted income per common share	$.45	$.86	$.91	$1.15

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	15,128	16,628	15,101	16,802

As of August 3, 2018, there were 14,788,559 common shares outstanding, net of treasury shares.

INDEPENDENCE HOLDING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	June 30,	December 31,
	2018	2017

ASSETS:
Investments:
Short-term investments	$50	$50
Securities purchased under agreements to resell	8,642	10,269
Fixed maturities, available-for-sale	440,077	441,912
Equity securities	5,262	6,120
Other investments	17,729	18,547
Total investments	471,760	476,898

Cash and cash equivalents	21,252	26,465
Due and unpaid premiums	25,615	21,950
Due from reinsurers	374,316	380,593
Goodwill	50,697	50,697
Other assets	86,251	84,020

TOTAL ASSETS	$1,029,891	$1,040,623

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Policy benefits and claims	$159,678	$168,683
Future policy benefits	210,592	214,766
Funds on deposit	142,564	143,537
Unearned premiums	12,579	6,666
Other policyholders' funds	10,959	10,402
Due to reinsurers	3,812	3,808
Accounts payable, accruals and other liabilities	51,002	56,453

TOTAL LIABILITIES	591,186	604,315

Commitments and contingencies
Redeemable noncontrolling interest	2,209	2,065

STOCKHOLDERS’ EQUITY:
Preferred stock (none issued)	-	-
Common stock	18,625	18,625
Paid-in capital	125,018	124,538
Accumulated other comprehensive loss	(11,237)	(4,598)
Treasury stock, at cost	(66,440)	(63,404)
Retained earnings	367,913	356,383

TOTAL IHC STOCKHOLDERS’ EQUITY	433,879	431,544
NONREDEEMABLE NONCONTROLLING INTERESTS	2,617	2,699

TOTAL EQUITY	436,496	434,243

TOTAL LIABILITIES AND EQUITY	$1,029,891	$1,040,623